EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Current Report on Form 8-K/A under the Securities and Exchange Act of 1934 of Superior Energy Services, Inc. dated January 10, 2007 and the incorporation by reference in Registration Statements Form S-3 (Registration Nos. 333-123442 and 333-35286) and Form S-8 (Registration Nos. 333-136809, 333-125316, 333-116078, 333-101211, 333-33758, 333-43421 and 333-12175) of Superior Energy Services, Inc., of our report dated March 29, 2006, appearing in the Annual Report on Form 10-K of Warrior Energy Services Corporation.

Grant Thornton LLP
Houston, Texas
January 10, 2007